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                                                                      Exhibit 11



                          CENTRAL SPRINKLER CORPORATION

                            EARNINGS PER COMMON SHARE




                                               Three Months Ended
                                                   January 31,
                                                1997        1996
                                               ------      ------
                                              (Amounts in thousands,
                                                except per share)




Net income                                     $1,299      $1,041
                                               ======      ======

Average number of common shares
  outstanding                                   3,834       3,791

Adjustment to exclude average
  unreleased common shares in ESOP               (618)       (654)

Adjustment for assumed conversion
  of stock options                                128         215
                                               ------      ------

Average number of common shares                 3,344       3,352
                                               ======      ======

Net Income per common share                      $.39        $.31
                                               ======      ======